Exhibit 99.1

Bollinger Motors, Inc.

Financial Statements

Years Ended December 31, 2021 and 2020

Bollinger Motors, Inc.

Financial Statements

Years Ended December 31, 2021 and 2020

Report of Independent Auditors

The Board of Director

Bollinger Motors, Inc.

Opinion

We have audited the financial statements of Bollinger Motors, Inc. (the Company), which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibility for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

November 21, 2022

Bollinger Motors, Inc.

Balance Sheets

	As of December 31,
	2021	2020
Assets
Current assets:
Cash	$3,427,092	$9,216,277
Restricted cash	951,805	-
Prepaid expenses and other current assets	1,002,607	657,519
Total current assets	5,381,504	9,873,796
Noncurrent assets:
Restricted cash	-	834,805
Property, plant and equipment, net	1,386,225	837,335
Intangible assets, net	723,349	739,601
Total assets	$7,491,078	$12,285,537
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	596,586	1,298,349
Refundable deposits	951,805	-
Accrued expenses and other current liabilities	382,985	71,396
Total current liabilities	1,931,376	1,369,745
Long term liabilities:
Convertible notes	4,750,000	1,750,000
Accrued interest on convertible notes	166,082	16,877
Refundable deposits	-	834,805
Total liabilities	6,847,458	3,971,427
Stockholders' equity:
Common stock ($0.001 par value, 1,000,000 shares authorized, 522,750 and 509,178 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively)	523	509
Additional paid in capital	45,805,991	39,892,064
Accumulated stockholders' deficit	(45,162,894)	(31,578,463)
Total stockholders' equity	643,620	8,314,110
Total liabilities and stockholders' equity	$7,491,078	$12,285,537

See accompanying notes to financial statements.

Bollinger Motors, Inc.

Statements of Operations

	Year Ended December 31,
	2021	2020
Operating expenses:
Research and development	$9,030,211	$8,219,754
General and administrative	4,668,997	3,363,078
Loss from operations	(13,699,208)	(11,582,832)
Other income:
Gain on extinguishment of debt	-	674,310
Other income	114,777	30,548
Loss before income taxes	(13,584,431)	(10,877,974)
Income tax benefit	-	-
Net loss	$(13,584,431)	$(10,877,974)

See accompanying notes to financial statements.

Bollinger Motors, Inc.

Statements of Changes in Stockholders’ Equity

	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total Stockholders' Equity
Balance at December 31, 2019	$-	$21,506,217	$(20,700,489)	$805,728
Capital contributions	-	9,035,991	-	9,035,991
Capital distributions to related party	-	(108,848)	-	(108,848)
Common units converted to common stock	442	-	-	442
Issuance of common stock	67	9,355,945	-	9,356,012
Stock-based compensation	-	102,759	-	102,759
Net loss	-	-	(10,877,974)	(10,877,974)
Balance at December 31, 2020	$509	$39,892,064	$(31,578,463)	$8,314,110
Stock-based compensation	-	40,198	-	40,198
Issuance of common stock and warrant	13	5,863,572	-	5,863,585
Stock option exercise	1	10,157	-	10,158
Net loss	-	-	(13,584,431)	(13,584,431)
Balance at December 31, 2021	$523	$45,805,991	$(45,162,894)	$643,620

See accompanying notes to financial statements.

Bollinger Motors, Inc.

Statements of Cash Flows

	Year Ended December 31,
	2021	2020
Operating activities
Net loss	$(13,584,431)	$(10,877,974)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Gain on extinguishment of debt	-	(674,310)
Depreciation and amortization	459,637	278,807
Stock-based compensation expense	40,198	102,759
Loss on disposal of property, plant and equipment	96,523	64,707
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(345,089)	(545,642)
Accounts payable	(711,463)	815,181
Accrued expenses and other liabilities	460,794	(138,340)
Refundable deposits	117,000	79,794
Net cash used in operating activities	(13,466,831)	(10,895,018)
Investing activities
Purchases of property, plant and equipment	(1,039,816)	(638,829)
Purchases of intangible assets	(39,281)	(676,171)
Net cash used in investing activities	(1,079,097)	(1,315,000)
Financing activities
Repayments of borrowings from affiliate	-	126,248
Proceeds from Paycheck Protection Program loan	-	674,310
Proceeds from issuance of convertible notes	3,000,000	1,750,000
Capital contributions	-	9,035,991
Proceeds from issuance of common stock, net of issuance costs	5,863,585	9,356,454
Proceeds from stock options exercised	10,158	-
Capital distributions to related party	-	(108,848)
Net cash provided by financing activities	8,873,743	20,834,155
Net increase (decrease) in cash and restricted cash	(5,672,185)	8,624,137
Cash and restricted cash, beginning of the period	10,051,082	1,426,945
Cash and restricted cash, end of the period	$4,378,897	$10,051,082
Supplemental disclosure of cash flow information
Non-cash investing activities:
Capital expenditures included in accounts payable	$-	$9,700
Non-cash financing activities:
Principal forgiven on Paycheck Protection Program loan	$-	$674,310

See accompanying notes to financial statements.

Bollinger Motors, Inc.

Notes to Financial Statements

1.	Company Description and Significant Accounting Policies

Organization and Description of Business

Bollinger Motors, LLC was formed in September 2014 as a New York Limited Liability Company and subsequently converted into a Michigan Limited Liability Company thereafter. In November 2020, Bollinger Motors, LLC, a Michigan limited liability company, completed a corporate conversion pursuant to which it was converted into a Delaware corporation and renamed Bollinger Motors, Inc. (“Bollinger” or the “Company”). Bollinger Motors, Inc. is an automotive company that designs and engineers electric vehicles.

Basis of Presentation

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is subject to a number of risks similar to other early-stage companies, including, but not limited to, the need to obtain adequate additional funding, the need to successfully manufacture and commercialize the Company’s products, and the need to secure and maintain adequate manufacturing arrangements with third parties. If the Company does not successfully manufacture and commercialize any of its products, it will be unable to generate revenue or achieve profitability.

Going Concern

The Company’s financial statements as of December 31, 2021 and 2020 have been prepared on a going concern basis. The Company has not generated revenue to date and has accumulated losses since inception. The Company’s ability to continue operating as a going concern is contingent upon, among other things, its ability to raise sufficient additional capital and/or obtaining the necessary financing to support ongoing and future operations and to successfully manufacture and launch its products for sale. While the Company expects to obtain the additional capital and/or financing that is needed, there is no assurance that the Company will be successful in obtaining the necessary funds for future operations. These factors raise substantial doubt as to the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Cash

The Company considers all highly liquid investments with an original maturity of 90 days or less at the time of deposit to be cash equivalents.

Restricted Cash and Refundable Deposits

During October 2019, the Company started accepting $1,000 fully refundable deposits for an opportunity to purchase B1 and B2 vehicles from its future dealer network once it begins selling vehicles. Cash obtained from customer deposits is held by the Company and is restricted from use to fund operations. Refundable deposits are $952 thousand and $835 thousand for the year ended December 31, 2021 and 2020, respectively. At the end of 2021, the Company determined that it would be postponing the development of its B1 and B2 truck programs to focus on the commercial industry and are in process of refunding all customer vehicle deposits during 2022. As a result, related restricted cash and refundable deposits have been classified as current assets and liabilities as of the December 31, 2021.

A reconciliation of cash and restricted cash reported within the Balance Sheets to the amount reported within the Statements of Cash Flows is shown in the table below (in thousands):

1.	Company Description and Significant Accounting Policies (Continued)

	Year Ended December 31,
Reconciliation to Statements of Cash Flows	2021	2020
Cash	$3,427	$9,216
Restricted cash	952	835
Total cash and restricted cash reported in the Statements of Cash Flows	$4,379	$10,051

Prepaid Expenses and Other Assets

Prepaid expenses and other assets primarily consist of amounts paid in advance for goods and services to be consumed in the future.

Property, Plant and Equipment, Net

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the related estimated useful lives as presented in the table below. Significant additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred.

Asset	Estimated useful life

Building and building improvements	Shorter of life of asset or lease term
Shop and testing equipment	3 to 7 years
Computer hardware and software	3 to 5 years
Vehicles	5 years
Office furniture and equipment	3 to 7 years

Intangible Assets

The Company capitalizes legal costs related to the application for patents and trademarks. Amortization of such patent costs will begin when the related patent is granted to the Company and is recorded on a straight-line basis over a 20 year estimated useful life of the related patents and trademarks.

Impairment of Long-Lived Assets

The Company periodically evaluates property, plant and equipment and intangible assets for impairment whenever events or changes in circumstances indicate that a potential impairment may have occurred. If such events or changes in circumstances arise, the Company compares the carrying amount of the long-lived assets to the estimated future undiscounted cash flows expected to be generated by the long-lived assets. If the estimated aggregate undiscounted cash flows are less than the carrying amount of the long-lived assets, an impairment charge, calculated as the amount by which the carrying amount of the assets exceeds the fair value of the assets, is recorded. The fair value of the long-lived assets is determined based on the estimated discounted cash flows expected to be generated from the long-lived assets. The Company has not recorded any such impairment charges during the years ended December 31, 2021 and 2020.

Income Taxes

The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Since the Company has incurred operating losses to date, the net deferred tax assets have been fully offset by a valuation allowance as of December 31, 2021. Uncertain tax positions taken or expected to be taken in a tax return are accounted for using the more likely than not threshold for financial statement recognition and measurement. Prior to the conversion of the Company from a limited liability company (“LLC”) to a C-Corporation, Bollinger Motors, LLC was treated as a partnership for federal and state income tax purposes.

1.	Company Description and Significant Accounting Policies (Continued)

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development costs consist of personnel costs, vehicle development costs including contract engineering, prototyping, prototype tooling, and vehicle testing.

General and Administrative Expenses

General and administrative expenses are expensed as incurred. General and administrative expenses consist of personnel costs, allocated facilities expenses, depreciation and amortization, professional services, travel, marketing, promotional and advertising costs. Marketing, promotional and advertising expenses are expensed as incurred. The Company incurred marketing, promotional and advertising costs of $500 thousand and $177 thousand in the years ended December 31, 2021 and 2020, respectively.

Stock-Based Compensation

The Company recognizes the cost of stock-based awards granted to employees and contractors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. The Company records forfeitures when they occur. The Company determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the fair value of common stock, expected price volatility of common stock, expected term, risk-free interest rates, and expected dividend yield.

Common Stock Valuation

Due to the absence of an active market for the Company’s common stock, the Company utilized methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its common stock. The valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions affecting the electric vehicle industry, and the likelihood of achieving a liquidity event, such as an initial public offering or sale. Significant changes to the key assumptions used in the valuations could result in different fair values of common stock at each valuation date.

Recently Issued Accounting Pronouncements

In December 2020, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years beginning after December 15, 2021, and for interim periods beginning after December 15, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company's financial statements and does not expect it to have a material impact on the financial statements.

In July 2021, the FASB issued ASU 2021-07, Compensation (Topic 718): Stock Compensation to address concerns from stakeholders about the cost and complexity of determining the fair value of equity-classified share-based awards for private companies. It specifically permits private companies to use 409A valuations prepared under U.S. Treasury regulations to estimate the fair value of certain awards under ASC 718. This update is effective for private companies in fiscal year starting after December 15, 2021 and the amendments are applied prospectively. Early adoption is permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company's financial statements and does not expect it to have a material impact on the financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10, Codification Improvements to Topic 842, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Under ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842), these leasing standards’ effective dates have been deferred for entities in the “all other” category to fiscal years beginning after December 15, 2021, and interim periods with fiscal years beginning after December 15, 2022. Early application continues to be permitted. While we are finalizing our adoption procedures, we estimate the primary impact to our financial position upon adoption will be the recognition, on a discounted basis, our minimum commitments under operating leases on our balance sheet resulting in the recording of right of use assets and lease obligations of approximately $518 thousand and $495 thousand.

2.	Fair Value Measurements

The fair value hierarchy defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. ASC 820, Fair Value Measurements and Disclosures, establishes three tiers, which prioritize the inputs used in measuring fair value as follows:

•	Level 1: Observable inputs, such as quoted prices in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in active markets, such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions, as there is little, if any related market activity.

The Company had no financial assets or liabilities required to be measured at fair value as of December 31, 2021 or 2020.

3.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	Year Ended December 31,
	2021	2020
Taxes receivable	$563	$440
Software licenses	222	77
Rent security deposits	72	72
Insurance	62	26
Deposits	40	-
Prepaid rent	29	27
Other	15	16
Total prepaid expenses and other current assets	$1,003	$658

4.	Property, Plant and Equipment, Net

Property, plant and equipment, net consists of the following (in thousands):

	Year Ended December 31,
	2021	2020
Computer hardware and software	$891	$552
Shop and testing equipment	847	326
Building and building improvements	180	167
Office furniture and equipment	150	156
Vehicles	147	135
Tooling	58	-
Construction in progress	-	47
Total property, plant and equipment	2,273	1,383
Accumulated depreciation	(887)	(546)
Total property, plant and equipment, net	$1,386	$837

Depreciation expense was $423 thousand and $266 thousand for the years ended December 31, 2021 and 2020, respectively. On July 31, 2020 the Company purchased $1.1 million of property, plant and equipment and intangible assets in an asset acquisition, as further described in Note 5 Intangible Assets, Net. The asset acquisition resulted in the cost allocation of $304 thousand to property, plant and equipment with $58 thousand of disposals and write-offs after the acquisition. Additionally, $671 thousand in intangible assets and $67 thousand security deposit on the Company’s building lease was also recognized as part of the asset acquisition.

5.	Intangible Assets, Net

Intangible assets, net consists of capitalized patent costs, acquired patents and trademarks that are definite-lived intangible assets that are amortized on a straight-line basis over 20 years. As of December 31, 2021 and 2020, the Company had $723 thousand and $740 thousand of definite-lived intangible assets recorded, respectively. Amortization expense was $37 thousand and $13 thousand for the years ended December 31, 2021 and 2020, respectively. Intangible assets, net consists of the following (in thousands):

	Weighted	December 31, 2021			December 31, 2020
	Average Remaining Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents and application cost	19	$720	$(49)	$671	$704	$(14)	$690
Trademarks	18	57	(5)	52	53	(3)	50
Total intangible assets		$777	$(54)	$723	$757	$(17)	$740

The Company currently estimates its annual future amortization expense related to its intangible assets is as follows (in thousands):

Year
2022	$38
2023	38
2024	38
2025	38
2026	38
Total estimated future amortization expense	$191

As described in Note 4, certain property, plant and equipment and intangibles were acquired on July 31, 2020 as part of an asset acquisition. According to ASC 805 (805-10-55-4), Business Combinations (Topic 805): a business consists of inputs and processes applied to those inputs that have the ability to contribute to the creation of outputs. We determined that the acquired group of assets assumed do not include (and also, none of them on a stand-alone basis) include, an input and a substantive process that together significantly contribute to the ability to create output and thus it was determined that the acquired group of assets represents an asset acquisition rather than a business combination. Accordingly, the cost of the acquisition was allocated on a relative fair value basis to the net assets acquired.

6.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	Year Ended December 31,
	2021	2020
Professional fees	$182	$35
Prototype accrued expenses	171	-
Property taxes	22	22
Wages and related accrued expenses	8	14
Total accrued expenses and other current liabilities	$383	$71

7.	Commitments and Contingent Liabilities

Operating Lease Commitments

Total operating lease costs, recorded within general and administrative expenses in the accompanying Statements of Operations, were $359 thousand and $212 thousand for the years ended December 31, 2021 and 2020, respectively.

As of December 31, 2021, the Company’s future minimum operating lease commitments are as follows (in thousands):

Year	Dollars
2022	$369
2023	71
2024	59
Thereafter	–
Total future minimum lease payments	$499

Legal Proceedings

In the ordinary course of business, from time to time, the Company may be subject to a broad range of claims and legal proceedings that relate to employment matters, patent infringement and other claims. The Company establishes accruals when applicable for matters and commitments which it believes losses are probable and can be reasonably estimated. To date, no loss contingency for such matters or potential commitments have been recorded.

8.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The Company cannot be certain that future taxable income will be sufficient to realize its deferred tax assets, and accordingly, a full valuation allowance has been provided on its deferred tax assets. Prior to 2020, the Company was a sole member limited liability company treated as a “disregarded entity” for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the sole member.

Components of deferred tax assets and liabilities as of December 31, 2021 and 2020 consisted of the following:

	Years Ended December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforward	$3,537	$556
Research and development credits	579	56
Accrued expenses	110	7
Intangible assets	45	(96)
Other	29	-
Stock-based compensation	8	22
Deferred tax liabilities:
Property, plant and equipment	(77)	(140)
Total deferred tax assets, net	4,231	405
Valuation allowance	(4,231)	(405)
Deferred tax assets, net of valuation allowance	$-	$-

As of December 31, 2021 and 2020, respectively, the Company had net deferred tax assets of approximately $4,231 thousand and $405 thousand. Realization of the deferred assets are primarily dependent upon future taxable income, if any, the amount and timing of which are uncertain. The Company has had significant pre-tax losses since its inception. The Company has not yet generated revenues and faces significant challenges to becoming profitable. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance of $4,231 thousand and $405 thousand as of December 31, 2021 and 2020, respectively. The net deferred tax assets will continue to require a valuation allowance until the Company can demonstrate their realizability through sustained profitability or another source of income.

8.	Income Taxes (continued)

ASC Topic 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained in a court of last resort, based on the technical merits. If more-likely-than-not, the amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination, including compromise settlements. For tax positions not meeting the more-likely-than-not threshold, no tax benefit is recorded. The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. There were no uncertain tax positions as of December 31, 2021 and 2020, and as such, no interest or penalties were recorded to income tax expense.

At December 31, 2021 and 2020, respectively, the Company had $12,948 thousand and $2,645 thousand of federal net operating losses that carry forward indefinitely. At December 31, 2021 and 2020, the Company had no state net operating losses that carry forward. No federal or state income taxes were paid during 2021 or 2020.

The reconciliation of the statutory federal income tax with the provision (benefit) for income taxes is as follows at December 31 (in thousands):

	For the year ended December 31,
	2021	2020
U.S. federal income tax at statutory rate	$(2,853)	$(2,284)
Research and development credits	(579)	(56)
Prior year adjustments	(396)	-
Other	2	-
U.S. income not subject to tax	-	1,841
Payroll Protection Program loan	-	(142)
Change in valuation allowance	3,826	641
Total income tax provision (benefit)	$-	$-

The effective tax rate for the years ended December 31, 2021 and 2020 was zero percent. Prior to the Company’s conversion from a LLC to a C Corporation in November 2020, the LLC was treated as a disregarded entity for federal and state income tax purposes. Accordingly, no provision with regard to the LLC’s operations was made for income taxes for periods prior to the conversion. Additionally, the Company’s effective tax rate was impacted by the valuation allowance recorded against its net deferred tax assets.

The Company files income tax returns in the United States, California and Michigan. The earliest year subject to examination is 2020 for federal and state tax purposes. In addition, due to the Company's tax attribute carryforwards, tax authorities will continue to have the ability to adjust loss and tax credit carryforwards even after the statute expires on the year in which the attributes were originally claimed.

9.	Stockholders’ Equity

Bollinger Motors, LLC issued common units to the majority shareholder in exchange for a total of $4.0 million in cash capital contributions in 2020. These common units were subsequently converted into common shares in 2020 as described below.

On July 14, 2020, Bollinger Motors, LLC issued 467,727 common units to a private investor for $5.0 million cash. Only common shares were issued to the private investor in this transaction, and as a result, the private investor became a minority shareholder. The proceeds received were recorded net of issuance costs incurred that were directly attributable to the transaction.

On November 2, 2020 (“Effective Date”), subsequent to the conversion of Bollinger Motors, LLC into a Corporation, issued and outstanding common units in Bollinger Motors LLC were automatically converted to 0.01 shares of common stock, $0.001 par value. As a result, the total issued and outstanding common units on the Effective Date of 44,217,727 were converted into 442,177 shares common stock.

On December 29, 2020, the Company issued 48,405 shares of common stock to a private investor for $10.0 million cash. Currently, the Company also issued 18,595 shares of common stock to an existing investor due to anti-dilution provisions in the Company’s initial Stockholders Agreement. Only common shares were issued to the private investor in this transaction, the private investor is a minority shareholder, and the proceeds received were recorded net of issuance costs incurred that were directly attributable to the transaction.

On June 30, 2021, the Company issued 12,779 shares of common stock to a private investor for $6.0 million in cash. Only common shares were issued to the private investor in this transaction, the private investor is a minority shareholder, and the proceeds received were recorded net of issuance costs incurred that were directly attributable to the transaction.

9.	Stockholders’ Equity (continued)

On June 30, 2021, the Company issued a warrant to purchase up to 12,779 shares of common stock to a private investor. The warrant is exercisable, in whole or in part, the earlier of the third anniversary of the contract dated June 30, 2021 or a qualifying event in the accordance with the warrant agreement. A qualifying event includes the acquisition of the Company by another entity by means of any transaction or sale, lease or other disposition of all or substantially all of the assets of the Company or immediately prior to the closing of a firm commitment underwritten public offering. To be exercised, the holder must pay the Company an amount equal to the number of shares purchased, multiplied by the stated exercise price of $469.53. The warrant was accounted for and classified as equity and is included in additional paid-in capital on the balance sheet. Proceeds were allocated to the issued common stock and warrant based on the relative fair value on date of issuance. As of the year ended December 31, 2021, no portion of the warrant has been exercised.

10.	Debt

On April 22, 2020, the Company was granted loan proceeds (“PPP Loan”) in the aggregate amount of $674 thousand, pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief and Economic Security Act (CARES Act), which was enacted March 27, 2020. The PPP Loan had a maturity date of April 22, 2022 and bears interest at a rate of 0.98% per annum, payable monthly commencing on November 22, 2020. Funds from the PPP Loan were used for payroll costs, group health care benefits, rent, utilities, and interest on other debt obligations incurred before February 15, 2020. The Company used the entire PPP Loan amount for qualifying expenses. On December 14, 2020 the Small Business Administration (SBA) approved forgiveness of the PPP loan and all accrued interest on the loan. The Company recorded a gain on extinguishment of debt in the amount of $674 thousand in the Statements of Operations for the year ended December 31, 2020.

During 2020, the Company issued $1.8 million of convertible notes with an annual interest rate of 8%. During 2021, the Company issued an additional $3.0 million of convertible notes. The Company recorded interest expense in its Statements of Operations of $149 thousand and $17 thousand for the years ended December 31, 2021, and December 31, 2020. As of December 31, 2021, the convertible notes payable balance was $4.8 million. The total principal amount of the convertible notes issued in 2020 and 2021 are payable at maturity in 30 months from the issuance date unless there is a conversion event where shares of common stock upon the closing of a change of control transaction or a significant subsequent equity financing round. In the event of a conversion prior to maturity, the convertible notes will automatically convert into a number of shares determined by dividing the principal amount and all accrued and unpaid interest by a conversion price equal to the qualified purchase price (price per share related to the qualifying conversion event) multiplied by 0.8.

11.	Related Party Transactions

Convertible Notes

Of the convertible notes disclosed in Note 10, $1.0 million and $1.8 million were issued in 2021 and 2020, respectively, to the Company’s CEO. Refer to Note 10 for details.

Equity Contributions from Related Party

During 2020, Bollinger Motors, LLC issued additional member units to its CEO (who is also the majority shareholder) in exchange for a total of $4.0 million in capital contributions. Upon conversion of Bollinger Motors, LLC into a Corporation, the CEO’s issued and outstanding common units in Bollinger Motors, LLC were automatically converted to 0.01 shares of common stock in the Company.

12.	Stock-Based Compensation Expense

Bollinger Motors, Inc. Equity Incentive Plan provides for the grant of incentive and nonqualified stock options to purchase Bollinger Motors, Inc. common stock to employees, directors, and non-employees. Options are granted at a price not less than the fair market value on the date of grant and generally vest over a period of three to four years. Options generally expire ten years from the date of grant.

Stock Option Valuation

The Company utilizes the Black-Scholes option pricing model for estimating the fair value of options granted, which requires the input of highly subjective assumptions. At the grant date, the fair value of the company’s shares was determined based on traditional techniques and methods. The Company used the cost to recreate method to value company shares and performed a valuation by an unrelated specialist.

12.	Stock-Based Compensation Expense (continued)

The Company calculates the fair value of each option grant on the grant date using the following assumptions:

Risk-Free Interest Rate— The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Expected Term— The Company does not have a history to support a calculation of expected term. As such, the Company uses the practical expedient for estimating the term by taking the average of the vesting period and the original contractual term.

Expected Dividend Yield— The dividend rate used is zero as the Company does not have a history of paying dividends on its common stock and does not anticipate doing so in the foreseeable future.

Expected Volatility— As the Company's shares have limited history, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

The weighted average assumptions used in the Black-Scholes model for stock options are as follows:

	For the Year Ended	For the Year Ended
	December 31, 2021	December 31, 2020
Weighted average exercise price	$336.66	$36.15
Weighted average risk-free interest rate	1.47%	0.92%
Expected term (in years)	5 to 7 years	5 to 7 years
Expected dividend yield	-	-
Expected volatility	70%	70%

Stock Option Activity

Changes in stock options are as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Non-vested at December 31, 2020	9,726	$36.15
Granted	4,700	336.66
Vested	793	36.15
Exercised	1,740	36.15
Canceled	5,583	60.70
Non-vested at December 31,2021	6,310	$238.26	6.5

Stock-Based Compensation Expense

The following table presents the impact of stock-based compensation expense on the Statements of Operations for the years ended December 31, 2021 and 2020 (in thousands):

	Year Ended December 31, 2021	Year Ended December 31, 2020
Research and development	$26	$63
General and administrative	14	40
Total stock-based compensation expense	$40	$103

12.	Stock-Based Compensation Expense (continued)

The following table presents the unrecognized stock-based compensation as of (in thousands):

	Year Ended December 31, 2021	Year Ended December 31, 2020
Incentive stock options	$996	$227
Non-Qualified stock options	-	-
Total unrecognized stock-based compensation	$996	$227

13.	Defined Contribution Plan

The Company sponsors a 401(k) retirement savings plan (the “401(k) Plan”) for the benefit of its employees who satisfy certain eligibility requirements. Under the 401(k) Plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Internal Revenue Code, on a pre-tax or after-tax (Roth) basis through contributions to the 401(k) Plan. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) Plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) Plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) Plan. The Company made contributions to the 401(k) Plan for eligible participants of $85 thousand in the year ended December 31, 2021 and no contributions as of December 31, 2020.

14.	Subsequent Events

The Company has evaluated subsequent events through November 21, 2022, the date that the financial statements were available to be issued.

During 2022, the Company issued an additional $2.1 million of convertible notes to the Company’s Chief Executive Officer and issued $1.0 million of convertible notes to accredited investors.

On September 7, 2022, the Company’s stockholders entered into a series of purchase agreements with Mullen Automotive, Inc. (“Mullen”), resulting in Mullen owning approximately 60% of the equity interests in Bollinger. This transaction represented a change in control which triggered an automatic conversion of the Company’s outstanding debt into shares of common stock.

In October 2022, the Company entered into a five-year lease extension, effective January 1, 2023, for the Company’s Oak Park Headquarters at 14925 W 11 Mile Rd in Oak Park, MI,.